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February 12, 2007

Argyle Security Acquisition Corporation
200 Concord Plaza, Suite 700
San Antonio, TX 78216

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Argyle Security Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File. No. 333-139594) (the “Registration Statement”) initially filed by the Company on December 21, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company of 1,180,000 shares (the “Merger Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to the holders of the issued and outstanding shares of ISI Detention Contracting Group, Inc., a Delaware corporation (“ISI”), upon the merger of a wholly-owned subsidiary of the Company into ISI (the “Merger”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that: (i) the Company is validly existing under the laws of the State of Delaware; and (ii) when the Registration Statement relating to the Merger Shares has become effective under the Securities Act and when issued, sold and delivered as described in the Registration Statement, the Merger Shares will be duly authorized, validly issued and fully paid and non-assessable.

This opinion is being rendered solely in connection with the registration of the Merger Shares pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Argyle Security Acquisition Corporation
February 12, 2007

This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP